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                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          EL PASO NATURAL GAS COMPANY

         El Paso Natural Gas Company (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of the Company, resolutions were adopted setting forth a proposed amendment to the Restated Certificate of Incorporation, as amended, declaring such amendment to be advisable and directing that the amendment be considered at a special meeting of stockholders of this Company. The resolution setting forth the proposed amendment is as follows:

                 NOW, THEREFORE, BE IT RESOLVED that this Board of Directors hereby approves an amendment to the Restated Charter of this Company by deleting in its entirety the first sentence of Article 4 thereof, and by inserting in lieu thereof the provision set forth below so that, as so amended, the first sentence of said Article 4 shall read in its entirety as follows:

                          "The total number of authorized shares of all classes
                 of stock of this corporation shall consist of 275,000,000 shares of common stock having a par value of $3.00 per share and 25,000,000 shares of preferred stock having a par value of $0.01 per share."

         SECOND: That thereafter, pursuant to the resolution of its Board of Directors, a special meeting of stockholders of this Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware (the "DGCL"), at which meeting the holders of a majority of the outstanding stock entitled to vote thereon, as required by the DGCL and the Restated Certificate of Incorporation, as amended, voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
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         IN WITNESS WHEREOF, said El Paso Natural Gas Company has caused this
Certificate to be signed by H. Brent Austin, its Executive Vice President and Chief Financial Officer, and attested by David L. Siddall, its Corporate Secretary, this 2nd day of March 1998.


                                        EL PASO NATURAL GAS COMPANY


                                        By:
                                           --------------------------------
                                                  H. Brent Austin
                                           Executive Vice President and
                                              Chief Financial Officer

Attest:


----------------------------
     David L. Siddall
   Corporate Secretary





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